Pricing Term Sheet

Final Term Sheet

Filed pursuant to Rule 433

Dated February 1, 2012

Relating to

Prospectus Supplement dated February 1, 2012 to

Registration Statement No. 333-162982

$600,000,000 2.450% Notes due 2022

Issuer:	Praxair, Inc.

Principal Amount:	$600,000,000

CUSIP / ISIN:	74005P BA1 / US74005PBA12

Title of Securities:	2.450% Notes due 2022

Trade Date:	February 1, 2012

Original Issue Date (Settlement Date):	February 6, 2012

Maturity Date:	February 15, 2022

Benchmark Treasury:	2.000% due November 15, 2021

Benchmark Treasury Price and Yield:	101-12 and 1.846%

Spread to Benchmark Treasury:	65 basis points

Yield to Maturity:	2.496%

Interest Rate:	2.450% per annum

Public Offering Price (Issue Price):	99.594% of the Principal Amount thereof

Interest Payment Dates:	Semi-annually in arrears on each February 15 and August 15 commencing August 15, 2012

Redemption Provisions:

Make-Whole Call:	Adjusted Treasury Rate plus 10 basis points prior to November 15, 2021

Par Call:	On or after November 15, 2021

Joint Bookrunners:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Mitsubishi UFJ Securities (USA), Inc.

RBS Securities Inc.

Santander Investment Securities Inc.

Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc., toll free at 1-877-858-5407, HSBC Securities (USA) Inc., toll free at 1-866-811-8049, or Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322.

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